EXHIBIT 99.1

Heritage Oaks Bancorp Reports Fourth Quarter 2009 Financial Results

PASO ROBLES, Calif., Feb. 1, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported a net loss of $1.6 million for the fourth quarter of 2009 or $0.25 per diluted common share. For all of 2009, the Company reported a net loss of approximately $5.2 million or $0.81 per diluted common share. The net loss for the quarter was primarily attributable to a $6.5 million provision for loan losses as well as a $0.4 million charge related to impairment losses on investment securities.

According to Lawrence P. Ward, President and Chief Executive Officer, "2009 proved to be a challenging year for the Company and the financial services industry as a whole, specifically in regard to asset quality issues. The Company was not immune to the effects of a weakened economy, as we saw an increase in the balance of non-performing loans and higher provisions for loan losses. In spite of these negative issues, the Company managed to significantly increase its deposit base and further grow the core franchise, with pre-tax, pre-provision earnings increasing over prior years." He went on to say, "Management acknowledges that these difficult times will require continued focus on asset quality issues, protecting the net interest margin, controlling expenses and exploring areas where additional value can be added."

Ward stated, "The fourth quarter was another challenging period for the Bank with respect to asset quality and operating in an economic environment that has placed added pressure on the overall credit quality of the loan portfolio. Although, the Company's market area has not been impacted to the degree that other areas of California have, recent data indicate that the unemployment rate in the Company's market area was 9.3% and 8.9% within San Luis Obispo and Santa Barbara counties, respectively, considerably higher than that in recent periods. However, this compares to the 12.4% unemployment rate for all of California." Ward went on to say, "In response to these issues, Management significantly enhanced the Bank's internal loan review and implemented an independent semi-annual loan review during 2009, which was recently completed in the third quarter. These measures have aided the Bank in identifying and addressing areas of credit weakness earlier in the collection cycle. Furthermore, during the quarter the Bank expanded its Special Assets Department with additional seasoned personnel to enhance the efforts for speedy resolution of problem assets. These changes have allowed Management to engage delinquent borrowers sooner in an effort to mitigate losses and ultimately resolve areas of concern. Management believes the steps taken during 2009 to reinforce the oversight of the loan portfolio, specifically with respect to problem loans, has helped to strengthen the balance sheet and position the Bank for a return to profitability in future periods. Management remains committed to the timely identification of and speedy resolution of asset quality issues."

Fourth Quarter Financial Highlights:

  Revenues - total revenue was approximately $15.0 million and $55.8 million for quarter and year to date periods ended December 31, 2009, respectively. This represents an increase of $1.6 million for the quarter and decline of $0.5 million for the year when compared to the same periods ended in 2008.
  Net Interest Margin - was 4.84% for the quarter and 4.77% for the year compared to 5.04% and 5.21% for the same three and twelve month periods ended a year earlier.
  Total Deposits - were approximately $775.5 million, an increase of $21.9 million for the quarter and $171.9 million for the year. Total deposits, exclusive of brokered, totaled approximately $769.5 million, an increase of $32.9 million for the quarter and $214.6 million for the year.
  Total Gross Loans - were approximately $733.2 million, an increase of $23.4 million for the quarter and $53.1 million for the year.
  Non-Performing Assets - totaled approximately $35.6 million, a decline of $6.8 million for the quarter and an increase of $15.6 million for the year. Non-performing assets represented 3.66% of total assets as of December 31, 2009 compared to 4.30% at September 30, 2009 and 2.32% at December 31, 2008.
  Allowance for Loan Losses - was approximately $15.9 million at December 31, 2009, representing 2.17% of total gross loans.
  Provisions for Loan Losses - were approximately $6.5 million for the quarter and $21.1 million for the year.
  Charge-offs – for the fourth quarter totaled approximately $6.5 million and approximately $15.7 million for all of 2009.
  Capital - Company remains well capitalized with Tier I Capital ratio of 9.91% and Total Risk-Based Capital ratio of 11.17%.
  Loss Per Share – $0.25 per share for the fourth quarter of 2009 and $0.81 per share for all of 2009. This compares to a net loss per share of $0.16 in the fourth quarter of 2008 and net income per diluted share of $0.21 for all of 2008.

Asset Quality

The quality of the Bank's loan portfolio is impacted by numerous factors, including the economic environment in the markets it operates. The Bank monitors loans in the portfolio with the assistance of a semi-annual independent loan review to identify and mitigate any potential credit quality issues and losses in a proactive manner. Management's review in conjunction with the semi-annual independent loan review focuses on non-watch related credits within certain pools of loans that may be expected to experience stress due to economic conditions. This process allows the Bank to validate credit ratings, underwriting structure and the Bank's estimated exposure in the current economic environment and enhance communications with borrowers where necessary.

The Bank devotes considerable resources to the monitoring of credit quality and management of problem assets. The expansion of our Special Assets Department continues to contribute significantly to the oversight of credit quality and the workout of problem credits.

Additionally, as part of the Bank's ongoing efforts to manage credit quality, the list of credits placed on watch status expanded in an effort to identify and monitor these credits and to mitigate future credit quality issues and minimize potential losses on a proactive basis. Management utilizes the watch list, among other things, to manage credit risk and monitor loans as they migrate through the credit cycle, from performing status to watch to non-accruing status and/or potential loss.

Non-accruing loans totaled approximately $34.5 million as of December 31, 2009, a decline of approximately $4.9 million from that reported at September 30, 2009. The quarterly variance can be attributed to several factors, including pay-downs of approximately $3.7 million, charge-offs of approximately $6.5 million and additions to non-accruing status of approximately $16.4 million. Also significantly contributing to the quarterly variance was the return of one loan in the approximate amount of $10.7 million to accruing status. Following the receipt of approximately $0.8 million in previously accrued interest from the borrower, the Bank placed the loan back on accruing status. The loan was placed on non-accruing status in the third quarter, resulting from the treatment of an interest reserve. Although the loan was placed on non-accrual, the Bank never deemed the loan to be impaired.

Non-performing loans totaled approximately $34.7 million and represented 4.73% of gross loans at December 31, 2009. Non-performing loans as a percentage of the allowance for loan losses was 217.8% at year end. Net charge-offs totaled approximately $6.5 million and $15.6 million for the three and twelve months ended December 31, 2009. Net charge-offs to average loans for the fourth quarter and all of 2009 were 0.90% and 2.19%, respectively.

Contributing significantly to total charge-offs for the quarter was the write-down of one loan in the approximate amount of $2.6 million following the receipt of an updated appraisal on collateral securing the loan. This loan represents land for tract development. The Bank is currently working with the borrower to liquidate the collateral. Other charge-offs during the quarter occurred primarily in the commercial and industrial segment of the loan portfolio and related to smaller business lines of credit that migrated to non-performing status and were subsequently charged-off during the quarter. The average balance of these loans was approximately $147 thousand each.

The following provides a reconciliation of the change in non-accruing loans for the three months ended December 31, 2009:

(dollars in thousands)	Balance September 30, 2009	Additions to Non-Accruing Balances	Net Paydowns	Transfers to Foreclosed Collateral	Returns to Accrual	Charge-offs	Balance December 31, 2009
Real Estate Secured
Multi-family residential	$--	$--	$--	$--	$--	$--	$--
Residential 1 to 4 family	1,272	1,034	(1,144)	--	--	(136)	1,026
Home equity line of credit	320	--	--	--	--	--	320
Commercial	5,747	5,680	92	--	(436)	--	11,083
Farmland	--	--	--	--	--	--	--
Commercial
Commercial and industrial	5,958	8,505	(2,019)	--	--	(3,681)	8,763
Agriculture	3,214	93	(63)	--	--	(93)	3,151
Other	--	--	--	--	--	--	--
Construction
Single family residential	940	--	--	--	--	--	940
Single family residential - Spec.	683	--	--	--	--	--	683
Tract	2,215	--	--	--	--	--	2,215
Multi-family	--	--	--	--	--	--	--
Hospitality	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--
Land	18,993	1,116	(550)	--	(10,673)	(2,588)	6,298
Installment loans to individuals	51	20	(4)	--	--	(20)	47
All other loans	--	--	--	--	--	--	--

Totals	$39,393	$16,448	$(3,688)	$--	$(11,109)	$(6,518)	$34,526

The following provides a reconciliation of the change in non-accruing loans for the year ended December 31, 2009:

(dollars in thousands)	Balance December 31, 2008	Additions to Non-Accruing Balances	Net Paydowns	Transfers to Foreclosed Collateral	Returns to Accrual	Charge-offs	Balance December 31, 2009
Real Estate Secured
Multi-family residential	$--	$--	$--	$--	$--	$--	$--
Residential 1 to 4 family	265	2,363	(1,162)	--	--	(440)	1,026
Home equity line of credit	320	--	--	--	--	--	320
Commercial	1,961	10,157	(523)	(35)	(436)	(41)	11,083
Farmland	--	--	--	--	--	--	--
Commercial
Commercial and industrial	7,060	11,263	(2,395)	(1,742)	(14)	(5,409)	8,763
Agriculture	--	5,400	(247)	--	--	(2,002)	3,151
Other	--	--	--	--	--	--	--
Construction
Single family residential	--	1,465	(380)	--	--	(145)	940
Single family residential - Spec.	5,990	3,557	--	(5,541)	(1,250)	(2,073)	683
Tract	--	2,215	--	--	--	--	2,215
Multi-family	--	--	--	--	--	--	--
Hospitality	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--
Land	2,720	22,832	(924)	(2,277)	(10,673)	(5,380)	6,298
Installment loans to individuals	11	292	(10)	(83)	--	(163)	47
All other loans	--	--	--	--	--	--	--

Totals	$18,327	$59,544	$(5,641)	$(9,678)	$(12,373)	$(15,653)	$34,526

Non-Accruing Loans

Real Estate Secured – Commercial ("CRE")

The majority of balances within this category can be attributed to ten loans to eight borrowers, totaling approximately $9.4 million, representing 84.9% of non-accruing CRE balances. The following provides a break-down of these balances as of December 31, 2009:

  Approximately $1.8 million can be attributed to one loan in which the Bank is currently working with the borrower to restructure and pay-down with proceeds from the sale or refinance of other client assets.
  Approximately $1.5 million can be attributed to one loan in which the Bank is working with the borrower to bring it current. Recent data suggests that the borrower's financial condition is sound. The borrower is also working to sell other assets to pay-down the loan.
  Two loans made to two separate borrowers totaling approximately $1.8 million that the Bank has restructured. A third party has expressed interest in assuming responsibility for these notes and the Bank anticipates these notes to pay-down sometime during the first quarter of 2010.
  Two loans totaling approximately $1.7 million made to one borrower are currently paying as agreed. Based on the borrower's recent performance and financial condition, the Bank currently anticipates these loans will move back to performing status sometime during the second quarter of 2010.
  The Bank currently anticipates receiving proceeds from the sale of collateral securing two loans to one borrower totaling approximately $1.1 million during the first half of 2010.
  One loan to one borrower totaling approximately $0.9 million, secured by commercial property in the Bank's primary market area. The Bank is working with the bankruptcy trustee to liquidate the collateral and pay-down the loan.
  One loan to one borrower totaling approximately $0.7 million. The borrower is currently paying on the loan and recent financial information concerning the borrower indicates the borrower currently has the cash flow to continue to service the loan.

Commercial and Industrial ("C&I")

The majority of C&I balances can be attributed to ten loans to eight borrowers totaling approximately $6.3 million or 71.8% of total C&I non-accruing balance. The following provides a break-down of these balances as of December 31, 2009:

  One loan in the approximate amount of $0.1 million. A third party has expressed interest in assuming responsibility for the note. The Bank currently anticipates this note to pay-down sometime during the first quarter of 2010.
  One loan in the approximate amount of $0.1 million is secured by real estate in the Bank's primary market as well as various business assets. Recent financial information concerning the client indicates the borrower currently has the cash flow to continue to service the loan.
  Three loans to one borrower totaling approximately $0.9 million. The underlying collateral represents leased residential real estate. The Bank is in the process of taking possession of the collateral and its rent proceeds to liquidate and pay-down the loan.
  One loan in the approximate amount of $0.4 million. The borrower has been paying as agreed. The Bank currently anticipates the loan to move back to performing status sometime during the second quarter of 2010.
  One loan in the approximate amount of $0.2 million. The Bank is working with the borrower to restructure the loan and pay-down with proceeds from the sale or refinancing of other client assets.
  One loan in the approximate amount of $0.5 million contains an SBA guarantee. Physical collateral has been repossessed and is being liquidated.
  One loan in the approximate amount of $0.5 million is secured by real estate in the Bank's primary market area. The Bank is working with the bankruptcy trustee to liquidate collateral and pay-down the loan.
  One loan in the approximate amount of $3.6 million is secured by real estate in the Bank's primary market area. A recent appraisal indicates its value is sufficient to cover the carrying value of the loan. The Bank continues to work towards liquidation of the collateral.

Construction

Comprising a considerable majority of construction balances are twelve loans to three borrowers totaling approximately $3.5 million or 92.2% of non-accruing construction balances. Several loans totaling approximately $1.3 million have pre-approved purchase contracts in place and Management currently anticipates closings to occur during the first quarter of 2010. Several other loans are secured by finished tract, spec and single family residential construction. The Bank is in the process of obtaining possession of the collateral to liquidate and pay-down the related loans.

Land

Balances within this category can be attributed in large part to six loans to four borrowers totaling approximately $5.4 million or 85.4% of total non-accruing land balances. The following provides a break-down of these balances as of December 31, 2009:

  Three loans to two borrowers totaling approximately $2.9 million representing land for residential tract development. The Bank is currently working to take possession of and liquidate the collateral.
  Two loans to one borrower totaling approximately $1.3 million representing land within the Bank's primary market area. The Bank is currently in negotiation with the borrower to take possession of the collateral and liquidate it.
  One loan totaling approximately $1.1 million. A third party has expressed interest in assuming responsibility for the loan. The Bank currently anticipates the loan to pay-down during the first quarter of 2010.

Agriculture

Balances within this category can be attributed in large part to one borrower. The Bank is currently working with this borrower to liquidate the collateral.

Other Real Estate Owned ("OREO")

At December 31, 2009, OREO balances stood at approximately $0.9 million, approximately $1.7 million lower than that reported at September 30, 2009 and approximately $0.4 million lower than that reported at December 31, 2008. There were no new additions to OREO during the fourth quarter. The quarter over quarter variance in the balance of OREO can be attributed in large part to the disposition on one property that was transferred to OREO status in the third quarter of 2009.

The following provides a summary of the change in OREO balances for the three and twelve months ended December 31, 2009:

	QTD	YTD
(dollars in thousands)	12/31/2009	12/31/2009
Beginning balance	$2,607	$1,337
Additions	--	9,595
Dispositions	(1,614)	(8,521)
Additional write-downs	(47)	(1,465)

Balance at end of period	$946	$946

Capital Position

At December 31, 2009, the Company's Tier I and Total Risk-Based Capital totaled approximately $79.7 million and $89.8 million, respectively. The Tier I Capital ratio was 9.92%, while the total Risk-Based Capital ratio was 11.18% at quarter end. The Tier I and Total Risked Based totals were negatively impacted by approximately $6.3 million in disallowed deferred tax assets.  As of December 31, 2009, the Company was well capitalized by regulatory standards.

Shareholders' equity was approximately $85.6 million at December 31, 2009, compared to $87.8 million reported at September 30, 2009 and $70.0 million reported at December 31, 2008. Book value per common share was $8.31 at December 31, 2009, compared to the $8.61 per share reported at September 31, 2009 and $9.03 per share reported at December 31, 2008.

Liquidity

The liquidity ratio was 20.88% at December 31, 2009, compared to 19.65% at September 30, 2009 and 6.79% at December 31, 2008. At December 31, 2009, the Bank had remaining borrowing capacity with the FHLB in the approximate amount of $63.2 million. The Bank also has the ability to purchase Fed Funds in the aggregate amount of $15.0 million as of December 31, 2009 and is currently working to collateralize a borrowing facility with the FRB.

Balance Sheet

Total deposits increased approximately $21.9 million during the quarter and approximately $171.9 million year-to-date. Exclusive of brokered deposits, total deposits increased approximately $32.9 million during the quarter and approximately $214.6 million during all of 2009. Strong core deposit growth allowed the Bank to pay down approximately $11.0 million in brokered funds during the quarter and approximately $42.6 million for the year. Promotions the Bank engaged in during the year have been instrumental in bringing new relationships to the Bank, further enhancing the Bank's core funding balances and keeping the cost of funds down. For the three and twelve months ended December 31, 2009, the Bank's cost of funds was 1.25% and 1.27%, respectively compared to 1.60% and 1.79% for the same periods ended a year earlier. All 15 branch offices continued to experience solid deposit growth during the fourth quarter, further building on a year in which total deposits exclusive of brokered climbed 38.7%. Deposit growth for the quarter was rather broad-based among categories, with increases in savings, NOW, money market and time certificates. Although the Bank has been able to attract and retain additional core non-interest bearing DDA, the balance of non-interest bearing DDA declined slightly during the fourth quarter, resulting from lower balances of certain accounts the Bank monitors frequently and considers to be volatile.

Core deposits (non-interest bearing DDA, NOW, savings, money market, and CD's less than $100,000) totaled approximately $657.0 million at December 31, 2009, an increase of approximately $30.7 million and $157.1 million for the fourth quarter and all of 2009, respectively. At December 31, 2009, core deposits represented 84.7% of total deposits, compared to 83.1% at September 30, 2009 and 82.8% at December 31, 2008.

FHLB borrowings totaled $65.0 million as of December 31, 2009, unchanged from the prior quarter and down approximately $44.0 million from December 31, 2008. The cost of borrowings from the FHLB averaged 0.59% for the quarter and 0.76% year to date.

Loan growth continues to be modest in all of our primary markets, and we continue to remain cautious with all new loan originations. The Bank is seeing a more modest level of loan growth relative to prior periods, due primarily to weak economic conditions and our more stringent underwriting criteria. The Bank is very conservative with the loans we fund and we are requiring clients to commit more capital to certain projects. Gross loan balances in the fourth quarter increased approximately $23.4 million over that reported for the third quarter of 2009. Loan growth during the quarter can be attributed in large part to the funding of several loans in the categories of commercial real estate, farmland and agriculture.

The securities portfolio increased by $18.3 million during the fourth quarter to $121.2 million. For 2009, the balance of the portfolio increased approximately $70.4 million. The Bank continues to invest what its deems to be appropriate levels of excess liquidity in relatively short-term agency backed cash flow generating instruments in the absence of loan originations in an effort to maximize the yield on earning assets. Unrealized losses, net-of-tax, increased in the fourth quarter by approximately $0.5 million driven in part by a decline in value of certain municipal securities.  Management periodically evaluates investments in the portfolio for other than temporary impairment and more specifically when conditions warrant such an evaluation. During the fourth quarter, Management contracted with an independent third party to perform an evaluation of certain non-agency CMO holdings in the portfolio. Based on this evaluation, Management determined that four securities were other than temporarily impaired as of December 31, 2009. As a result, the Bank recognized related impairment losses of approximately $372 thousand in the fourth quarter. As of December 31, 2009, the majority of unrealized losses in the investment portfolio can be attributed to holdings of certain mortgage related securities. Based on pre-purchase cash flow analyses, cash flows on these securities are within a range of Management's expectations and Management does not believe unrealized losses on these securities are other than temporary. The investment portfolio contains no collateralized debt obligations.

Net Interest Margin

For the three and twelve months ended December 31, 2009, the net interest margin was 4.84% and 4.77%, respectively, compared to 5.04% and 5.21% for the same periods ended a year earlier. When compared to that reported for the third quarter of 2009, the net interest margin increased approximately 50 basis points. This is primarily due to the recognition of approximately $0.8 million in interest income that was reversed from earnings in the third quarter related to a previously disclosed loan placed on non-accrual due to the treatment of an interest reserve. Following the borrower's payment to bring the loan current with all previously accrued interest, the Bank moved the loan back to accruing status in the fourth quarter. The net interest margin was also positively impacted during the fourth quarter of 2009 by other factors including: the deployment of excess liquidity to fund new loans and the purchase of short-term cash flow generating investments as well as a 5 basis point decline in the overall cost of interest bearing liabilities from the previous quarter. Year over year declines in the net interest margin can be attributed to lower earning asset yields stemming from a lower rate environment for all of 2009 when compared to 2008 as well as interest reversals associated with loans placed on non-accrual during 2009. Net interest reversals for the three and twelve months ended December 31, 2009 totaled approximately $203 thousand and $696 thousand, respectively. Interest reversals negatively impacted the net interest margin by approximately 9 basis points for both the fourth quarter and all of 2009 when compared to the same periods ended in 2008.

Operating Results

Total net revenue, consisting of net interest income before provisions for loan losses and non-interest income, was $12.3 million in the fourth quarter, up approximately $1.5 million from the third quarter and $1.5 million from that reported a year ago. The quarter over quarter increase can be attributed to the recognition of $0.8 million in interest income that was reversed in the third quarter, as previously mentioned, as well as higher average gross loan and investment balances. The additional income earned from higher average loan and investment balances more than offset the quarter over quarter increase in interest expense, resulting from continued growth in interest checking and money market balances. Interest expense totaled approximately $2.7 million for the fourth quarter, up approximately $0.1 million from that reported for the third quarter and approximately $0.2 million lower than that reported for the same quarter to date period in 2008. The year over year decline in interest expense can be attributed in large part to lower offering rates during 2009 and the re-pricing of floating rate deposit balances.

For all of 2009, total net revenues were approximately $45.8 million, an increase of approximately $2.0 million from that reported for 2008. The primary factor behind the year over year increase was a $2.5 million or 68 basis point decrease in the cost of interest bearing liabilities from the year ago period. Contributing significantly to the year over year decline in interest expense was a $1.3 million or 175 basis point decrease in the cost of borrowings with the FHLB. Contributing further to the year over year decline in interest expense was the re-pricing of floating rate deposit balances such as savings and money market and the pay-down of brokered funds, contributing approximately $0.9 million to the year over year decline in interest expense.

Non-interest income totaled approximately $1.4 million for the fourth quarter. This represents declines of approximately $148 thousand and $53 thousand when compared to that reported for the third quarter of 2009 and that reported for the fourth quarter of 2008. As previously mentioned, during the fourth quarter, the Bank determined several investment securities to be other than temporarily impaired and as a result recognized approximately $372 thousand in impairment charges related to these securities. Exclusive of these charges, non-interest income for the fourth quarter would have been approximately $1.8 million or approximately $0.2 million and $0.3 million higher than that reported for the third quarter of 2009 and the fourth quarter of 2008. Continued strength in the Bank's mortgage origination business contributed approximately $98 thousand and $142 thousand to the quarter over quarter and year over year increases within this category. Also helping to offset the declines in non-interest income were gains the Bank recognized in connection with the sale of SBA loans, totaling approximately $143 thousand for the fourth quarter.

Non-interest income for all of 2009 totaled approximately $6.2 million, substantially unchanged from that reported for 2008. Exclusive of other than temporary impairment charges recognized in the fourth quarter of 2009, non-interest income would have been approximately $6.6 million or $0.4 million higher than that reported for 2008. An increase of approximately $685 thousand in mortgage origination income, higher ATM / debit card transaction income as well as gains on the sale of investment securities contributed to the year over year increase within this category, exclusive of OTTI charges. The year over year decline in service charges on deposit accounts can be attributed to lower NSF charges. Management believes the decline within this category can be attributed to better cash management by business customers in an effort to control costs in the current economic environment. Declines in other commissions and fees can be attributed to the absence of income the Bank recognized in 2008 related to the Visa, Inc. IPO in the approximate amount $0.3 million.

Non-interest expense for the fourth quarter of 2009 totaled approximately $8.8 million or $1.4 million lower than that reported for the third quarter and $1.6 million higher than that reported for the fourth quarter of 2008. The quarter over quarter decline can be attributed in large part to the absence of a $1.3 million write-down of an OREO property the Bank recognized in the third quarter of 2009. Additionally, lower regulatory assessment costs contributed further to the quarter over quarter decline in non-interest expenses, resulting from the absence of a one-time charge of approximately $0.5 million related to the true-up of FDIC assessment costs in the third quarter. Increases in non-interest expenses for the fourth quarter when compared to that reported for the fourth quarter of 2008 can be attributed in large part to additional costs incurred related to problem assets as well as additional salaries and benefits costs related to the growth of the Bank and the further expansion of the Bank's Special Assets department. Additionally higher regulatory FDIC assessment premiums contributed to the year over year increase.

For all of 2009 non-interest expenses totaled approximately $34.5 million, approximately $5.1 million higher than that reported for 2008. The year over year increase can be attributed in large part to higher loan department costs, including a $1.3 million write-down of an OREO property, previously mentioned, and significantly higher costs incurred related to the management of problem assets. As previously mentioned, higher regulatory assessment costs also contributed significantly to the year over year increase within non-interest expense. Higher occupancy costs can be attributed in large part to the re-location of one branch as well as additional depreciation expenses associated with fixed assets purchased for this re-location. Exclusive of several one-time charges including the OREO write-down mentioned above as well as the one-time costs associated with FDIC assessments, non-interest expenses for 2009 would have totaled approximately $32.2 million or approximately $2.8 million higher than that reported for 2008.

The efficiency ratio was 70.47% in the fourth quarter of 2009 compared to 95.12% in the previous quarter and 66.43% in the fourth quarter a year ago. Net of one-time expenses, such as write-downs on and other expenses incurred associated with OREO as well as one-time charges associated with FDIC assessments previously mentioned, the efficiency ratio would have been 69.10% for the fourth quarter. For all of 2009 the efficiency ratio was 75.23% compared to 67.27% for all of 2008. Net of the one-time items mentioned above, the efficiency ratio would have been 68.27% for 2009. The efficiency ratio measures operating expenses as a percent of total net revenues and excludes gains and losses included in non-interest income.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(audited)	Percentage Change Vs.
(dollar amounts in thousands)	12/31/2009	9/30/2009	12/31/2008	9/30/2009	12/31/2008
Assets
Cash and due from banks	$19,383	$18,155	$17,921	6.8%	8.2%
Federal funds sold	21,355	45,740	6,650	-53.3%	221.1%
Total cash and cash equivalents	40,738	63,895	24,571	-36.2%	65.8%

Interest bearing deposits with other banks	119	119	119	0.0%	0.0%
Securities available for sale	121,180	102,871	50,762	17.8%	138.7%
Federal Home Loan Bank stock, at cost	5,828	5,828	5,123	0.0%	13.8%
Loans held for sale	9,487	7,778	7,939	22.0%	19.5%
Loans, net (1)	715,482	692,359	668,034	3.3%	7.1%
Property, premises and equipment	6,779	6,984	6,827	-2.9%	-0.7%
Deferred tax assets	10,861	12,379	7,708	-12.3%	40.9%
Bank owned life insurance	12,549	11,432	10,737	9.8%	16.9%
Goodwill	11,049	11,049	11,049	0.0%	0.0%
Core deposit intangible	2,642	2,904	3,691	-9.0%	-28.4%
Other real estate owned	946	2,607	1,337	-63.7%	-29.2%
Other assets	9,321	6,600	7,691	41.2%	21.2%
Total assets	$946,981	$926,805	$805,588	2.2%	17.6%

Liabilities
Deposits
Non interest bearing demand	$174,635	$181,670	$147,044	-3.9%	18.8%
Savings, NOW, and money market	365,602	329,186	296,488	11.1%	23.3%
Time deposits of $100K or more	117,420	125,230	75,111	-6.2%	56.3%
Time deposits under $100K	117,808	117,443	84,878	0.3%	38.8%
Total deposits	775,465	753,529	603,521	2.9%	28.5%
Short term FHLB borrowing	65,000	65,000	99,000	0.0%	-34.3%
Long term FHLB borrowing	--	--	10,000	--	-100.0%
Securities sold under agreement to repurchase	--	--	2,796	--	-100.0%
Junior subordinated debentures	13,403	13,403	13,403	0.0%	0.0%
Other liabilities	7,558	7,087	6,836	6.6%	10.6%
Total liabilities	861,426	839,019	735,556	2.7%	17.1%

Stockholders' equity
Senior preferred stock, no par value;$1,000 per share stated value 5,000,000 shares authorized, 21,000 issued and outstanding	19,431	19,341	--	0.5%	100.0%
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding:7,771,952; 7,760,505; and 7,753,078 as of December 31, 2009; September 30, 2009; and December 31, 2008, respectively	48,747	48,695	48,649	0.1%	0.2%
Additional paid in capital	3,242	3,172	1,055	2.2%	207.3%
Retained earnings	15,211	17,174	21,420	-11.4%	-29.0%
Accumulated other comprehensive income	(1,076)	(596)	(1,092)	-80.5%	1.5%
Total stockholders' equity	85,555	87,786	70,032	-2.5%	22.2%
Total liabilities and stockholders' equity	$946,981	$926,805	$805,588	2.2%	17.6%

(1) Loans are net of deferred loan fees of $1,825; $1,635; $1,701 and allowance for loan losses of $15,923; $15,873; $10,412 for December 31, 2009, September 30, 2009, and December 31, 2008, respectively.

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended			Percentage Change Vs.
(dollar amounts in thousands except per share data)	12/31/2009	9/30/2009	12/31/2008	9/30/2009	12/31/2008
Interest Income
Interest and fees on loans	$12,329	$10,703	$11,484	15.2%	7.4%
Interest on investment securities
Mortgage backed securities	979	871	489	12.4%	100.2%
Obligations of state and political subdivisions	255	247	186	3.2%	37.1%
Interest on time deposits with other banks	--	1	1	-100.0%	-100.0%
Interest on federal funds sold	32	21	10	52.4%	220.0%
Interest on other securities	4	17	53	-76.5%	-92.5%
Total interest income	13,599	11,860	12,223	14.7%	11.3%
Interest Expense
Interest on savings, NOW and money market deposits	1,175	984	963	19.4%	22.0%
Interest on time deposits in denominations of $100K or more	635	695	611	-8.6%	3.9%
Interest on time deposits under $100K	661	675	616	-2.1%	7.3%
Other borrowings	227	241	681	-5.8%	-66.7%
Total interest expense	2,698	2,595	2,871	4.0%	-6.0%
Net interest income before provision for loan losses	10,901	9,265	9,352	17.7%	16.6%
Provision for loan losses	6,500	9,756	6,000	-33.4%	8.3%
Net interest income after provision for loan losses	4,401	(491)	3,352	--	31.3%
Non Interest Income
Service charges on deposit accounts	751	750	797	0.1%	-5.8%
ATM/Debit and credit card transaction/interchange fees	253	253	223	0.0%	13.5%
Bancard	41	48	48	-14.6%	-14.6%
Mortgage origination fees	343	245	201	40.0%	70.6%
Earnings on bank owned life insurance	134	124	122	8.1%	9.8%
Other commissions and fees	101	92	107	9.8%	-5.6%
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	(1,956)	--	--	100.0%	--
Non credit related losses recognized in other comprehensive income	1,584	--	--	100.0%	--
Net impairment losses on investment securities	(372)	--	--	100.0%	--
Gain on sale of investment securities	--	211	--	-100.0%	--
Gain/loss on sale of OREO property	51	(200)	--	--	100.0%
Gain on sale of SBA loans	143	70	--	104.3%	100.0%
Total non interest income	1,445	1,593	1,498	-9.3%	-3.5%
Non Interest Expense
Salaries and employee benefits	3,985	3,969	3,664	0.4%	8.8%
Occupancy	951	843	847	12.8%	12.3%
Equipment	379	365	352	3.8%	7.7%
Promotional	127	191	143	-33.5%	-11.2%
Data processing	694	687	706	1.0%	-1.7%
Stationary and supplies	117	111	105	5.4%	11.4%
Regulatory fees	453	851	135	-46.8%	235.6%
Audit and tax costs	148	182	122	-18.7%	21.3%
Amortization of core deposit intangible	262	262	215	0.0%	21.9%
Director fees	112	80	80	40.0%	40.0%
Communication	76	76	85	0.0%	-10.6%
Loan department expense	447	1,844	120	-75.8%	272.5%
Other	1,075	790	634	36.1%	69.6%
Total non interest expense	8,826	10,251	7,208	-13.9%	22.4%
(Loss) before provision for income taxes	(2,980)	(9,149)	(2,358)	-67.4%	26.4%
Provision for income taxes	(1,368)	(3,907)	(1,104)	-65.0%	23.9%
Net (loss)	(1,612)	(5,242)	(1,254)	-69.2%	28.5%
Dividends and accretion on preferred stock	352	352	--	0.0%	--
Net (loss) available to common shareholders	$(1,964)	$(5,594)	$(1,254)	-64.9%	56.6%

Shares Outstanding
Basic	7,704,060	7,699,377	7,660,342
Diluted	7,704,060	7,699,377	7,660,342
(Loss) Per Common Share
Basic	$(0.25)	$(0.73)	$(0.16)
Diluted	$(0.25)	$(0.73)	$(0.16)

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(audited)
	For the Twelve Months Ended		Percentage Change Vs.
(dollar amounts in thousands except per share data)	12/31/2009	12/31/2008	12/31/2008
Interest Income
Interest and fees on loans	$45,595	$47,038	-3.1%
Interest on investment securities
Mortgage backed securities	3,023	1,970	53.5%
Obligations of state and political subdivisions	896	741	20.9%
Interest on time deposits with other banks	3	8	-62.5%
Interest on federal funds sold	70	140	-50.0%
Interest on other securities	37	253	-85.4%
Total interest income	49,624	50,150	-1.0%
Interest Expense
Interest on savings, NOW and money market deposits	3,815	4,375	-12.8%
Interest on time deposits in denominations of $100K or more	2,505	2,436	2.8%
Interest on time deposits under $100K	2,564	2,892	-11.3%
Other borrowings	1,165	2,861	-59.3%
Total interest expense	10,049	12,564	-20.0%
Net interest income before provision for loan losses	39,575	37,586	5.3%
Provision for loan losses	21,066	12,215	72.5%
Net interest income after provision for loan losses	18,509	25,371	-27.0%
Non Interest Income
Service charges on deposit accounts	2,965	3,284	-9.7%
ATM/Debit Card transaction/interchange fees	976	895	9.1%
Bancard	180	231	-22.1%
Mortgage origination fees	1,253	568	120.6%
Earnings on bank owned life insurance	504	474	6.3%
Other commissions and fees	426	717	-40.6%
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	(1,956)	--	--
Non credit related losses recognized in other comprehensive income	1,584	--	--
Net impairment losses on investment securities	(372)	--	--
Gain on sale of investment securities	333	37	800.0%
Loss on sale of OREO property	(280)	--	--
Gain on sale of SBA loans	213	--	--
Total non interest income	6,198	6,206	-0.1%
Non Interest Expense
Salaries and employee benefits	15,502	15,561	-0.4%
Occupancy	3,472	3,138	10.6%
Equipment	1,445	1,404	2.9%
Promotional	644	823	-21.7%
Data processing	2,743	2,704	1.4%
Stationary and supplies	431	428	0.7%
Regulatory fees	1,984	475	317.7%
Audit and tax costs	625	464	34.7%
Amortization of core deposit intangible	1,049	861	21.8%
Director fees	355	318	11.6%
Communication	275	324	-15.1%
Loan department costs	2,803	258	986.4%
Other	3,188	2,676	19.1%
Total non interest expenses	34,516	29,434	17.3%
(Loss) / income before provision for income taxes	(9,809)	2,143	-557.7%
Provision for income taxes	(4,564)	497	-1018.3%
Net (loss) / income	(5,245)	1,646	-418.7%
Dividends and accretion on preferred stock	964	--	--
Net (loss) / income available to common shareholders	$(6,209)	$1,646	-477.2%

Shares Outstanding
Basic	7,697,234	7,641,726
Diluted	7,697,234	7,753,013
(Loss) / Earnings Per Common Share
Basic	(0.81)	$0.22
Diluted	(0.81)	$0.21

	Three Months Ended
AVERAGE BALANCES AND RATES	12/31/2009		9/30/2009		12/31/2008
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$119	1.56%	$119	3.33%	$119	3.34%
Federal funds sold	56,948	0.22%	33,895	0.25%	5,774	0.69%
Investment securities - taxable	89,700	4.35%	75,563	4.66%	40,366	5.34%
Investment securities - non taxable	23,042	4.39%	22,653	4.33%	16,650	4.44%
Loans	724,008	6.76%	713,810	5.95%	675,742	6.76%
Total earning assets	893,817	6.04%	846,040	5.56%	738,651	6.58%
Allowance for loan losses	(16,613)		(11,969)		(10,002)
Other assets	72,672		71,976		66,340
Total assets	949,876		906,047		$ 794,989

Interest Bearing Liabilities
Interest bearing demand	72,967	1.10%	67,825	0.92%	$72,038	0.57%
Savings	27,087	0.32%	25,619	0.28%	22,236	0.30%
Money market	250,421	1.50%	209,634	1.52%	179,009	1.69%
Time deposits	231,501	2.15%	219,253	2.32%	139,753	2.90%
Brokered money market	1,696	0.70%	2,826	0.70%	26,218	1.24%
Brokered time deposits	10,763	1.44%	23,426	1.46%	21,908	3.76%
Total interest bearing deposits	594,435	1.65%	548,583	1.70%	461,162	1.89%
Federal funds purchased	--	0.00%	--	0.00%	1,402	1.42%
Securities sold under agreement to repurchase	--	0.00%	--	0.00%	2,642	1.20%
Federal Home Loan Bank borrowings	65,000	0.59%	65,000	0.63%	83,565	2.19%
Federal reserve bank borrowings	54	0.50%	--	0.00%	--	0.00%
Junior subordinated debentures	13,403	3.88%	13,403	4.08%	13,403	6.14%
Total borrowed funds	78,457	1.15%	78,403	1.22%	101,012	2.68%
Total interest bearing liabilities	672,892	1.59%	626,986	1.64%	562,174	2.03%
Non interest bearing demand	180,270	0.00%	178,293	0.00%	153,432	0.00%
Total funding	853,162	1.25%	805,279	1.28%	715,606	1.60%
Other liabilities	7,916		8,490		7,388
Total liabilities	861,078		813,769		722,994
Total shareholders' equity	88,798		92,278		71,995
Total liabilities and shareholders' equity	$ 949,876		$ 906,047		$ 794,989

Net interest margin		4.84%		4.34%		5.04%

	Twelve Months Ended
AVERAGE BALANCES AND RATES	12/31/2009		12/31/2008
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$119	2.52%	$214	3.74%
Federal funds sold	31,254	0.22%	6,583	2.13%
Investment securities - taxable	67,197	4.55%	42,080	5.28%
Investment securities - non taxable	20,589	4.35%	17,079	4.34%
Loans	709,931	6.42%	656,105	7.17%
Total earning assets	829,090	5.99%	722,061	6.95%
Allowance for loan losses	(12,346)		(7,845)
Other assets	70,889		65,359
Total assets	$887,633		$779,575

Interest Bearing Liabilities
Interest bearing demand	66,652	0.82%	$74,170	0.60%
Savings	24,665	0.24%	25,678	0.81%
Money market	202,927	1.51%	186,625	1.95%
Time deposits	195,054	2.39%	142,124	3.30%
Brokered money market	19,416	0.72%	6,590	1.24%
Brokered time deposits	25,066	1.64%	17,372	3.66%
Total interest bearing deposits	533,780	1.66%	452,559	2.14%
Federal funds purchased	188	1.06%	3,406	2.55%
Securities sold under agreement to repurchase	650	0.15%	2,283	2.01%
Federal Home Loan Bank borrowings	76,953	0.76%	76,881	2.51%
Federal reserve bank borrowings	14	0.49%	--	0.00%
Junior subordinated debentures	13,403	4.28%	13,403	5.93%
Total borrowed funds	91,208	1.28%	95,973	2.98%
Total interest bearing liabilities	624,988	1.61%	548,532	2.29%
Non interest bearing demand	167,226		151,529
Total funding	792,214	1.27%	700,061	1.79%
Other liabilities	8,465		7,766
Total liabilities	800,679		707,827
Total shareholders' equity	86,954		71,748
Total liabilities and shareholders' equity	$887,633		$779,575

Net interest margin		4.77%		5.21%

Additional Financial Information
(dollar amounts in thousands)				Percentage Change Vs.
LOANS	12/31/2009	9/30/2009	12/31/2008	9/30/2009	12/31/2008
Real Estate Secured
Multi-family residential	$20,631	$17,323	$16,206	19.1%	27.3%
Residential 1 to 4 family	25,601	24,580	23,910	4.2%	7.1%
Home equity lines of credit	29,780	29,189	26,409	2.0%	12.8%
Commercial	338,239	317,811	285,631	6.4%	18.4%
Farmland	13,079	9,842	10,723	32.9%	22.0%
Commercial
Commercial and industrial	157,677	166,618	157,674	-5.4%	0.0%
Agriculture	17,920	14,819	13,744	20.9%	30.4%
Other	238	368	620	-35.3%	-61.6%
Construction
Single family residential	15,538	14,669	11,414	5.9%	36.1%
Single family residential - Spec.	3,400	5,757	15,395	-40.9%	-77.9%
Tract	2,215	2,215	2,431	0.0%	-8.9%
Multi-family	2,300	5,575	5,808	-58.7%	-60.4%
Hospitality	14,306	14,252	18,630	0.4%	-23.2%
Commercial	27,128	22,997	21,484	18.0%	26.3%
Land	56,300	54,619	61,681	3.1%	-8.7%
Installment loans to individuals	8,327	8,863	7,851	-6.0%	6.1%
All other loans (including overdrafts)	551	370	536	48.9%	2.8%
Total gross loans	$733,230	$709,867	$680,147	3.3%	7.8%
Deferred loan fees	1,825	1,635	1,701	11.6%	7.3%
Allowance for loan losses	15,923	15,873	10,412	0.3%	52.9%
Net loans	$715,482	$692,359	$668,034	3.3%	7.1%
Loans held for sale	$9,487	$7,778	$7,939	22.0%	19.5%

	For the Quarters Ended			Percentage Change Vs.
ALLOWANCE FOR LOAN LOSSES	12/31/2009	9/30/2009	12/31/2008	9/30/2009	12/31/2008

Balance, beginning of period	$15,873	$11,106	$10,350	42.9%	53.4%
Provision expense	6,500	9,756	6,000	-33.4%	8.3%
Loans charged off
Commercial real estate	--	41	35	-100.0%	-100.0%
Residential 1 to 4 family	136	304	555	-55.3%	-75.5%
Commercial and industrial	3,681	503	2,998	631.8%	22.8%
Agriculture	93	1,909	--	-95.1%	100.0%
Construction	--	397	914	-100.0%	-100.0%
Land	2,588	1,801	1,434	43.7%	80.5%
Other	20	42	5	-52.4%	300.0%
Total charge offs	6,518	4,997	5,941	30.4%	9.7%
Recoveries of loans previously charged off	68	8	3	750.0%	2166.7%
Balance, end of period	$15,923	$15,873	$10,412	0.3%	52.9%

Net charge-offs	$6,450	$4,989	$5,938	29.3%	8.6%

				Percentage Change Vs.
NON-PERFORMING ASSETS	12/31/2009	9/30/2009	12/31/2008	9/30/2009	12/31/2008

Loans on non-accrual status
Commercial real estate	$11,083	$5,747	$1,961	92.8%	465.2%
Residential 1-4 family	1,026	1,272	265	-19.3%	287.2%
Home equity lines of credit	320	320	320	0.0%	0.0%
Commercial and industrial	8,763	5,958	7,060	47.1%	24.1%
Agriculture	3,151	3,214	--	-2.0%	100.0%
Construction	3,838	3,838	5,990	0.0%	-35.9%
Land	6,298	18,993	2,720	-66.8%	131.5%
Other	47	51	11	-7.8%	327.3%
Total non-accruing loans	$34,526	$39,393	$18,327	-12.4%	88.4%
Loans more than 90 days delinquent, still accruing	151	445	348	-66.1%	-56.6%
Total non-performing loans	34,677	39,838	18,675	-13.0%	85.7%
Other real estate owned (OREO)	946	2,607	1,337	-63.7%	-29.2%
Total non-performing assets	$35,623	$42,445	$20,012	-16.1%	78.0%

				Percentage Change Vs.
DEPOSITS	12/31/2009	9/30/2009	12/31/2008	9/30/2009	12/31/2008

Non-interest bearing demand	$174,635	$181,670	$147,044	-3.9%	18.8%
Interest-bearing demand	77,765	70,092	72,952	10.9%	6.6%
Regular savings accounts	27,166	26,088	21,835	4.1%	24.4%
Money market accounts	259,671	231,005	173,199	12.4%	49.9%
Brokered money market funds	1,000	2,001	28,502	-50.0%	-96.5%
Total interest-bearing transaction & savings accounts	365,602	329,186	296,488	11.1%	23.3%
Time deposits	230,228	227,670	139,872	1.1%	64.6%
Brokered time deposits	5,000	15,003	20,117	-66.7%	-75.1%
Total deposits	$775,465	$753,529	$603,521	2.9%	28.5%

	Three Months Ended			Twelve Months Ended
PROFITABILITY / PERFORMANCE RATIOS	12/31/2009	9/30/2009	12/31/2008	12/31/2009	12/31/2008
Operating efficiency (1)	70.47%	95.12%	66.43%	75.23%	67.27%
Operating efficiency (2)	69.10%	73.81%	66.03%	68.27%	67.27%
Return on average equity	-7.20%	-22.54%	-6.93%	-6.03%	2.29%
Return on average common equity	-11.22%	-30.41%	-6.93%	-8.65%	2.29%
Return on average tangible equity	-8.44%	-25.93%	-8.65%	-7.06%	2.91%
Return on average tangible common equity	-13.82%	-36.44%	-8.65%	-10.51%	2.91%
Return on average assets	-0.67%	-2.30%	-0.63%	-0.59%	0.21%
Non interest income to average assets	0.60%	0.70%	0.75%	0.70%	0.80%
Non interest expense to average assets	3.69%	4.49%	3.61%	3.89%	3.78%
Net interest income to average assets	4.55%	4.06%	4.68%	4.46%	4.82%
Non interest income to total net revenue	10.48%	12.79%	13.81%	11.93%	14.17%
Interest rate yield on interest earnings assets	6.04%	5.56%	6.58%	5.99%	6.95%
Cost of interest bearing liabilities	1.65%	1.70%	2.03%	1.66%	2.29%
Cost of funds	1.25%	1.28%	1.60%	1.27%	1.79%
Net interest margin	4.84%	4.34%	5.04%	4.77%	5.21%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	4.73%	5.61%	2.75%
Non-performing loans as a % of ALLL	217.78%	250.98%	179.36%
Non-performing loans as a % of total assets	3.66%	4.30%	2.32%
Non-performing loans to primary capital	40.53%	45.38%	26.67%
Non-performing assets to total assets	3.76%	4.58%	2.48%
Allowance for loan losses to total gross loans	2.17%	2.24%	1.53%
Net charge-offs to average loans outstanding	0.89%	0.70%	0.88%	2.19%	1.21%

CAPITAL RATIOS

Company
Leverage ratio	8.56%	9.30%	8.90%
Tier I Risk-Based Capital Ratio	9.91%	10.52%	9.37%
Total Risk-Based Capital Ratio	11.17%	11.78%	10.62%

Bank
Leverage ratio	8.06%	8.76%	8.66%
Tier I Risk-Based Capital Ratio	9.30%	9.86%	9.10%
Total Risk-Based Capital Ratio	10.56%	11.12%	10.36%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on the sale of investment securities, sale of other real estate owned, sale of SBA loans and impairment loss on OTTI.

(2) Ratio does not include the following one time items; OREO related expense of $175 and $2,211 for the three and twelve month periods ending December 31, 2009, $1,702 for the three months ending September 30, 2009 and $44 for the three and twelve month periods ending December 31, 2008 and one-time FDIC assessment costs of $0 and $982 for the three and twelve month periods ending December 31, 2009 and $594 for the three month period ending September 30, 2009.

CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          Margaret Torres, CFO
          805-369-5200